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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

    Altergott             John                     W.
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   (Last)               (First)                 (Middle)

    400 Stablewood Lane
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                                    (Street)

    Lake Forest,        Illinois                 60045
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Prime Capital Corporation -  PMCP

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3. IRS or Social Security Number of Reporting Person, if an entity  (Voluntary)

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4. Statement for Month/Year

   September/1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

     Executive Vice President

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X ] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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[S]                [C]      [C]      [C]           [C]        [C]     [C]
                                                   Amount     Owner-
                                                   of Securi- ship    Nature
                                     Securities    ties Bene  Form:   of
                                     Acquired      ficially   Direct  Indirect
                   Transac- Transac- (A) or        Owned      (D) or  Bene-
Title of           tion     tion     Disposed (D)  at End    Indirect ficial
Security           Date     Code      Amount Price of Month   (I)     Ownership

PMCP Common Stock  9/02/98    P     A    500  2.75             D
PMCP Common Stock  9/02/98    P     A  1,200  2.50             D
PMCP Common Stock  9/02/98    P     A  2,000  3.50             D
PMCP Common Stock  9/04/98    P     A  1,000  2.50             D
                                                     13,400

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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Explanation  of  Responses:



   John W. Altergott                               October 9, 1998
                                                       Date

By: /s/John W. Altergott
________________________________
 **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

       Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.